                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                  [Amendment No. ............................]

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
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/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                          SELAS CORPORATION OF AMERICA
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


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                   (Name of Person(s) Filing Proxy Statement)

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    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


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*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                                   SELAS LOGO

                         SELAS CORPORATION OF AMERICA

                              2034 LIMEKILN PIKE

                         DRESHER, PENNSYLVANIA 19025

                                                                March 15, 1996

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD APRIL 16, 1996

   The Annual Meeting of Shareholders of Selas Corporation of America (the "Corporation") will be held at the Holiday Inn, 432 Pennsylvania Avenue, Fort Washington, Pennsylvania 19034 on Tuesday, April 16, 1996 at 2:00 p.m., for the following purposes:

    (1) Election of directors;

    (2) Ratification of the appointment of KPMG Peat Marwick LLP as the Corporation's auditors for the year ending December 31, 1996; and

    (3) Transaction of such other business as may properly come before the meeting.

   The Board of Directors has fixed the close of business on March 5, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

   All shareholders are cordially invited to attend the meeting, but whether or not you expect to attend the meeting in person, please mark, sign and date the enclosed proxy and return it promptly in order that your shares may be voted. If you attend the meeting, you may revoke your proxy and vote in person.

                               PROXY STATEMENT

   The enclosed proxy is solicited by the Board of Directors of the Corporation. The proxy is revocable at any time prior to its use by delivery of a subsequently executed proxy or written notice of revocation to the Secretary of the Corporation. The Board of Directors has fixed the close of business on March 5, 1996 as the record date for determination of the shareholders entitled to vote at the annual meeting. As of March 5, 1996, there were 3,460,050 Common Shares outstanding, each of which is entitled to one vote on all matters to be presented at the meeting. This proxy statement and the enclosed proxy are being sent to shareholders on or about March 15, 1996. The annual report of the Corporation, including consolidated financial statements, for the year ended December 31, 1995, on which no action will be requested at the annual meeting, is included herewith. It is not to be regarded as proxy solicitation material.

                            ELECTION OF DIRECTORS

   The Board intends to cause Messrs. John H. Austin, Jr. and Ralph R. Whitney, Jr., the two directors whose terms expire at the 1996 Annual Meeting, to be nominated for re-election at the 1996 Annual Meeting to serve until the 1999 Annual Meeting and until their respective successors have been duly elected and have qualified. If either of the nominees should be unavailable on April 16, 1996, the persons named in the proxy may vote the proxies for such other person as they may choose, unless the Board of Directors reduces the number of directors to be elected.

   Assuming a quorum is present, the two nominees receiving the highest number of votes cast at the annual meeting will be elected directors. For such purposes, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in the election of directors.

   The following table sets forth certain information concerning the nominees and the persons whose terms as directors will continue after the Annual Meeting, including their ages and principal occupations during the past five years:

                                                                              Director      Term
                         Name, Age and Occupation                              Since       Expires
                        --------------------------                            --------     -------
John H. Austin, Jr. (67), Retired President and Chief Operating Officer         1991        1996
  of Philadelphia Electric Company (now known as PECO Energy). Director of
  Philadelphia Suburban Corporation and Philadelphia Suburban Water Co.
  Mr. Austin also served as a director of the Corporation from 1972 to
  1987.

Frederick L. Bissinger (85), Retired Vice Chairman of Allied Chemical           1974        1997
  Corporation (now known as Allied-Signal Corporation).

Roy C. Carriker (58), President and Chief Operating Officer of TFX              1991        1997
  Aerospace, a Teleflex Incorporated Group.

Francis J. Dunleavy (81), Retired Vice Chairman of ITT Corporation.             1988        1998
  Director of AEL Industries, Inc., Bird Inc., Crown Cork & Seal Co. Inc.,
  Quaker Chemical Corp. and Scan-Graphics, Inc.

Mark S. Gorder (49), Vice President of the Corporation, President and           1996(1)     1998
  Chief Executive Officer of Resistance Technology, Inc., a subsidiary of the Corporation since 1993.

Stephen F. Ryan (60), President and Chief Executive Officer of the              1989        1998
  Corporation since May 1988.

Ralph R. Whitney, Jr. (61), President of Hammond, Kennedy, Whitney & Co.,       1986        1996
  Inc., a private capital firm. Director of Adage, Inc., Baldwin
  Technologies, Inc., Excel Industries, Inc., IFR Systems, Inc. and Keene
  Corporation.

------
(1) The Board of Directors elected Mr. Gorder a director of the Corporation effective January 8, 1996.

                     RATIFICATION OF APPOINTMENT OF AUDITORS

   Subject to shareholder ratification, on the recommendation of the Audit Committee, the Board of Directors has appointed KPMG Peat Marwick LLP as the Corporation's auditors for 1996. KPMG Peat Marwick LLP or predecessors have served as the Corporation's auditors for many years. The persons named in the accompanying proxy will vote to ratify the appointment of KPMG Peat Marwick LLP as the Corporation's auditors for 1996 unless contrary instructions are received. If a majority of the votes cast on this matter are not cast in favor of ratification of this appointment, other auditors will be considered and appointed by the Board of Directors. Abstentions, or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote concerning the ratification of such appointment. A representative of KPMG Peat Marwick LLP is expected to be present at the annual meeting of shareholders to make a statement if desired and to be available to respond to appropriate questions.

                             ADDITIONAL INFORMATION

Share Ownership by Certain Beneficial Owners, Directors and Certain Officers

  The following table sets forth certain information as of December 31, 1995 concerning beneficial ownership of the Corporation's Common Shares by the only persons or groups of persons shown by Securities and Exchange Commission records or the Corporation's records to own beneficially more than 5% of the Corporation's Common Shares and information as of February 15, 1996 concerning such beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table below and by all directors and executive officers as a group:

                                                                       Number of     Percent
                               Name                                    Shares(1)     of Class
                               ----                                    ----------    --------
Dimensional Fund Advisors, Inc.  ................................      200,100(2)      5.8%
 1299 Ocean Avenue, 11th Floor  .................................
 Santa Monica, CA 90401  ........................................
John H. Austin, Jr., Director  ..................................        2,000            *
Frederick L. Bissinger, Director  ...............................        6,000            *
Roy C. Carriker, Director  ......................................        1,000            *
Francis J. Dunleavy, Director  ..................................        1,050(3)         *
Mark S. Gorder, Director and Vice President(4)  .................      199,900(5)      5.8%
Stephen F. Ryan, Director, President and Chief Executive Officer        32,000(6)         *
Ralph R. Whitney, Jr., Director  ................................       20,000            *
Christian Bailliart, Vice President  ............................        7,000(7)         *
Frank J. Boyle, Vice President, Sales and Engineering  ..........       27,000(8)         *
James C. Deuer, Vice President  .................................       37,000(9)      1.0%
Robert W. Ross, Vice President and Chief Financial Officer  .....       15,200(10)        *
All Directors and Executive Officers as a Group (11 persons)  ...      348,150(11)     9.8%

------
* Less than 1%.

 (1) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

 (2) The shares indicated are owned by advisory clients of Dimensional Fund Advisors, Inc. ("DFA"), a registered investment advisor. DFA has reported sole voting power with respect to 169,900 shares and sole investment power with respect to 200,100 shares.

 (3) Includes 300 shares owned by Mr. Dunleavy's wife.

 (4) Mr. Gorder, whose business address is 1260 Red Fox Road, Arden Hills, Minnesota 55112, is also President and Chief Executive Officer of Resistance Technology, Inc., a wholly-owned subsidiary of the Corporation.

 (5) Includes 10,800 shares which Mr. Gorder has the right to acquire within 60 days through the exercise of stock options.

 (6) Includes 26,000 shares which Mr. Ryan has the right to acquire within 60 days through the exercise of stock options.

 (7) Includes 7,000 shares which Mr. Bailliart has the right to acquire within 60 days through the exercise of stock options.

 (8) Includes 27,000 shares which Mr. Boyle has the right to acquire within 60 days through the exercise of stock options.

 (9) Includes 14,325 shares which Mr. Deuer has the right to acquire within 60 days through the exercise of stock options.

(10) Includes 15,000 shares which Mr. Ross has the right to acquire within 60 days through the exercise of stock options.

(11) Includes 100,125 shares which executive officers have the right to acquire within 60 days through the exercise of stock options.

SUMMARY COMPENSATION TABLE

   The following table sets forth certain information concerning compensation paid or accrued by the Corporation and its subsidiaries to the Corporation's Chief Executive Officer, its next four most highly compensated executive officers and Mr. Gorder, who became a Vice President of the Corporation in 1996 (the "Named Officers"), for the years indicated.

                                                                         Long-Term
                                             Annual Compensation    Compensation Awards       All Other
                                          -----------------------    -------------------   ---------------
Name and Principal Position        Year     Salary($)   Bonus($)        Options(#)         Compensation($)
---------------------------        ----   ----------    ---------   -------------------    ---------------
Stephen F. Ryan  ..............    1995     $210,000     $25,000            10,000            $2,310(1)
President and Chief                1994      200,000      78,160                --             2,310(1)
 Executive Officer                 1993      180,000          --             7,500             2,249(1)

Mark S. Gorder(2)  ............    1995      173,429      70,282            10,000             4,620(1)
Vice President of the              1994      166,987      68,662                --             4,620(1)
 Corporation and                   1993       32,082      52,775            27,000               962(1)
 President and Chief Executive
 Officer of Resistance
 Technology, Inc.

Christian Bailliart(3)  .......    1995      144,578      15,000             6,000             6,107(4)
 Vice President                    1994      123,646      15,000                --             4,669(4)
 of the Corporation and            1993      115,204       5,933             5,000             3,931(4)
 Chairman of Selas S.A.

Robert W. Ross  ...............    1995      125,000      15,000             8,000             1,725(1)
Vice President and                 1994      115,000      39,324                --             1,725(1)
 Chief Financial Officer           1993      100,000          --             7,500             1,500(1)

Frank J. Boyle  ...............    1995      110,000      15,000             6,000             1,650(1)
Vice President,                    1994      105,000      30,776                --             1,575(1)
 Sales and Engineering             1993      100,000          --             5,000             1,500(1)

James C. Deuer  ...............    1995      107,500      15,000             6,000             3,225(1)
Vice President of the              1994      107,500      80,000                --             3,225(1)
 Corporation and                   1993      100,000      75,000             5,000             3,000(1)
 President of Deuer
 Manufacturing, Inc.

------
(1) Represents the Corporation's or a subsidiary's contributions to the Named Officer's account under employee savings plans.

(2) Mr. Gorder's 1993 salary set forth in the table represents the salary earned by Mr. Gorder following the acquisition of Resistance Technology, Inc. by the Corporation on October 20, 1993.

(3) Mr. Bailliart's salary and bonus, which were paid in French Francs, have been translated into U.S. dollars for purposes of this presentation based upon the average prevailing exchange rate for the applicable year.

(4) Represents amounts paid by the Corporation or its subsidiaries to obtain insurance which provides coverage to Mr. Bailliart in the event Mr. Bailliart's employment is terminated.

STOCK OPTION TABLES

   The following tables set forth certain information with respect to stock option grants by the Corporation to the Named Officers in fiscal 1995 and the number of unexercised options and the value of unexercised in-the- money options at the 1995 fiscal year-end, respectively.

                            OPTION GRANTS IN 1995

                                                 Individual Grants                  Potential Realizable
                                    --------------------------------------------  Value at Assumed Annual
                                       % of Total                                     Rates of Stock
                                        Options                                      Appreciation for
                                      Granted to        Exercise                      Option Term (2)
                         Options     Employees in      Price Per     Expiration    ----------------------
Name                     Granted        1995(1)          Share         Date           5%          10%
----                    ---------   --------------    -----------   ------------   ---------   ----------
Stephen F. Ryan  ....     10,000        9.2%           $8.03125       12/19/05      $50,508     $127,998
Mark S. Gorder  .....     10,000        9.2%            8.03125       12/19/05       50,508      127,998
Christian Bailliart..      6,000        6.5%            8.03125       12/19/05       30,305       76,799
Robert W. Ross  .....      8,000        8.7%            8.03125       12/19/05       40,406      102,398
Frank J. Boyle  .....      6,000        6.5%            8.03125       12/19/05       30,305       76,799
James C. Deuer  .....      6,000        6.5%            8.03125       12/19/05       30,305       76,799

------
(1) The Corporation granted options to purchase a total of 92,000 Common Shares during 1995.

(2) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date.

                       AGGREGATED OPTION EXERCISES IN 1995
                       AND DECEMBER 31, 1995 OPTION VALUES

                                                           Number of Shares                 Value of Unexercised
                                                         Covered by Unexercised             In-the-Money Options
                          Shares                      Options at December 31, 1995         at December 31, 1995(1)
                         Acquired          Value      ------------------------------     ------------------------------
Name                    on Exercise      Realized     Exercisable     Unexercisable      Exercisable     Unexercisable
----                    -------------   ----------    -----------     -------------      -----------     --------------
Stephen F. Ryan  ...      5,000          $17,969        23,000            17,500          $32,750          $17,188
Mark S. Gorder  ....         --               --        10,800            26,200               --           17,188
Christian Bailliart.         --               --         6,000            10,000               --           10,313
Robert W. Ross  ....         --               --        12,600            15,900               --           13,750
Frank J. Boyle  ....         --               --        25,000            11,000           61,406           10,313
James C. Deuer  ....         --               --        12,325            11,000            9,518           10,313

(1) Represents the difference between the option exercise price and the fair market value of the Corporation's Common Shares at December 31, 1995. In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The closing price of the Corporation's Common Shares on December 31, 1995 was $9.75 per share.

CHANGE-OF-CONTROL ARRANGEMENTS

   Under agreements expiring June 1, 1996 with Messrs. Ryan, Boyle, Deuer and Ross, the Corporation would be required to pay two years' salary to them upon involuntary termination (defined to include a reduction in salary, change of location or adverse change in responsibilities) following a hostile change in control or hostile sale of substantial assets of the Corporation or, in the case of Mr. Deuer, Deuer Manufacturing, Inc.

RETIREMENT PLAN

   Contributions to the Corporation's Retirement Plan adopted in 1986 covering certain officers and salaried employees are not reflected in the preceding executive compensation tables. The Corporation's Retirement Plan is a funded, qualified, defined benefit pension plan that provides benefits for eligible employees. The Corporation's Supplemental Retirement Plan, adopted in 1994, is a non-qualified supplemental plan that provides benefits that would otherwise be denied to eligible employees by reason of certain Internal Revenue Code limitations on qualified plan benefits. The following table shows the estimated aggregate annual benefits, without offset for Social Security benefits, at normal retirement age payable under the Corporation's Retirement Plan and the Supplemental Retirement Plan based upon contributions both by the Corporation and the covered employee, assuming election of payment in the form of an annuity for the employee's life. Effective January 1, 1992, the Corporation eliminated the requirement for employee contribution to the Retirement Plan. Annual benefits under the Corporation's Retirement Plan and the Supplemental Retirement Plan are based upon the average total eligible annual compensation for all eligible years of employment.

  Average total eligible          Estimated annual retirement benefits
 annual compensation for              based on credited service of:
  all (or last 35) years   --------------------------------------------------
      of employment        10 years     15 years      20 years     25 years
 -----------------------   ----------   ----------    ----------   ----------
      $50,000               $ 8,400      $12,600       $16,800     $ 21,000
      100,000                17,400       26,100        34,800       43,500
      150,000                26,400       39,600        52,800       66,000
      200,000                35,400       53,100        70,800       88,500
      250,000                44,400       66,600        88,800      111,000

The estimated credited years of service under the pension plan for the Named Officers were as follows: Mr. Ryan, 7; Mr. Boyle, 9; and Mr. Ross, 4. Mr. Bailliart, Mr. Gorder and Mr. Deuer do not participate in the Retirement Plan or the Supplemental Retirement Plan.

RESISTANCE TECHNOLOGY, INC.

   On October 20, 1993, the Corporation acquired all of the outstanding common shares of Resistance Technology, Inc., a Minnesota corporation ("RTI"). At the time of consummation of the acquisition of RTI, RTI entered into a five-year employment agreement with Mr. Gorder which provides for a minimum base annual compensation of $160,706. Under such employment agreement and an accompanying non-competition agreement between the Corporation and Mr. Gorder, Mr. Gorder, who currently serves as vice president of the Corporation and president and chief executive officer of RTI, has agreed not to engage in certain activities which are competitive with RTI for a period equal to the greater of (i) three years following the termination of his employment by RTI or (ii) five years from the date of his employment agreement.

   Mr. Gorder is a general partner (with a one-third interest) of Arden Partners I, a Minnesota general partnership ("Arden") that owns and leases to RTI under a lease entered into in October 1991 one of RTI's two manufacturing facilities. In connection with the RTI acquisition, Arden executed an agreement with RTI to extend the term of such lease from November 1, 1996 to October 31, 2003 and to grant RTI two successive renewal term options of five years each. Under this extension agreement, the base monthly rent during each extension term is to be tied to the fair rental value at the commencement of the applicable extension term. Under the current lease, RTI pays Arden a base monthly rent of approximately $31,756.

   Notwithstanding any incorporation of future filings, including proxy statements, by reference contained in any of the Corporation's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Compensation Committee Report and the Performance Graph on page 10 shall not be incorporated into any such filings. Such report and graph are not to be deemed filed with the Securities and Exchange Commission and are not to be regarded as proxy solicitation material.

COMPENSATION COMMITTEE REPORT

   The Corporation's compensation program for officers, which is administered by the Compensation Committee of the Board of Directors, is designed to align a significant portion of officer compensation with the Corporation's business objectives and performance. The Compensation Committee consists of four outside directors, none of whom has ever been an employee of the Corporation or any of its subsidiaries.

   The Corporation's officer compensation program is comprised of base salary, potential annual cash incentive compensation and long-term incentive compensation in the form of stock options. Officers are also covered under medical, life insurance, pension and savings plans generally available to employees of the Corporation or the business unit managed by the officer.

   Through the use of data on comparable companies and its evaluation of officers' performance, the Compensation Committee's objective is to recommend to the Board of Directors the setting of total base salary and potential incentive compensation for Mr. Ryan, the Corporation's Chief Executive Officer, and other officers at levels designed to achieve the Corporation's objectives of attracting, retaining, motivating and rewarding talented executives. The Committee's philosophy is that a significant portion of the total potential compensation of the Chief Executive Officer and other senior executives should be leveraged to be dependent upon the degree of the Corporation's or a business unit's financial success in a particular year. The Corporation had record earnings years in 1989, 1990 and 1991, sustained a loss in 1992, returned to profitability in 1993, 1994 and 1995. Thus the bonus or incentive compensation paid to officers such as Mr. Ryan, Mr. Boyle and Mr. Ross, whose bonus or incentive compensation is tied to corporate performance, can vary markedly from year to year in accordance with the financial performance of the Corporation as a whole. Mr. Deuer receives bonus compensation on a discretionary basis, based upon, among other things, the performance of his business unit. Mr. Bailliart's bonus compensation is tied to the achievement of target net income (measured in U.S. dollars) of his business unit. Although such target net income was not achieved in 1995, the Committee recommended, and the Board of Directors approved, a discretionary bonus for Mr. Bailliart with respect to 1995 based upon, among other things, Mr. Bailliart's performance. Mr. Gorder receives bonus compensation under an incentive compensation plan that has been in existence at RTI since before the acquisition of RTI by the Corporation. Under such plan, incentive compensation is tied to increases in net income and sales and certain individual performance objectives.

   The Corporation's Executive Incentive Plan, which covers the officers of the Corporation other than Mr. Bailliart, Mr. Deuer and Mr. Gorder, ties one half of potential payments to participants to return on shareholders' equity ("ROE") and the other half of potential payments to consolidated net income. Minimum levels of performance must be achieved before any amounts are paid under the consolidated net income or ROE components of the Plan. Once the applicable minimum performance threshold has been achieved, payments under each component of the Plan are a function of a maximum bonus for each officer dependent on a percentage of the officer's base compensation and ROE or consolidated net income achieved for the year. Under the Plan, the Committee may recommend to the Board that a discretionary bonus be paid to participants.

   Although the level of performance of the Corporation for 1995 was below the threshold levels of performance established by the Board of Directors and recommended by the Compensation Committee for 1995, the Board of Directors, based on the recommendation of the Committee, determined to award the officers covered by the Plan a discretionary bonus for 1995.

   The Corporation's stock option plan is its long-term incentive plan for officers and key employees. The stock option plan is designed further to align the interests of the Corporation's executives and its shareholders by creating a direct link between long-term executive compensation and long-term increases in shareholder values. Since all options are granted at fair market value at the time of grant, there is no built-in profit and thus the value of the option is tied solely and directly to increases in value of the Corporation's Common Shares. Stock options are granted to the Corporation's officers from time to time as deemed appropriate by the Committee based on various factors, including particularly the executive's ability to influence the Corporation's long-term growth and profitability.

   The Compensation Committee periodically reviews the base compensation of the Corporation's officers. At the end of 1994, based on various factors, including the Corporation's earnings improvement in 1994 and the relationship between the level of Mr. Ryan's base compensation and the median compensation of chief executive officers of companies in the American Stock Exchange Capital Goods Index with annual revenues between $40 million and $120 million, the Committee recommended an increase of $10,000 in the base annual rate of compensation of Mr. Ryan. At the end of 1995, based on various factors, including the Corporation's 1995 financial results and prior increases in Mr. Ryan's base compensation that were made in view of, among other things, salaries of chief executive officers of comparable companies, the Committee recommended that Mr. Ryan's base annual rate of compensation for 1996 remain the same as in 1995.

                                       THE COMPENSATION COMMITTEE
                                         Francis J. Dunleavy, Chairman
                                         Frederick L. Bissinger
                                         Roy C. Carriker
                                         Ralph R. Whitney, Jr.

PERFORMANCE GRAPH

   The following graph shows the cumulative total return for the last five years, calculated as of December 31 of each such year, for the Corporation's Common Shares, the Standard & Poor's 500 Index and the American Stock Exchange Capital Goods Index. The graph assumes that the value of the investment in each of the three was $100 at December 31, 1990 and that all dividends were reinvested.




    300 |------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
    250 |------------------------------------------------------------------|
D       |                                                                  |
        |                                                                  |
O       |                                                             &#   |
    200 |------------------------------------------------------------------|
L       |                                                                  |
        |                                                                  |
L       |                                   *&#           &                |
    150 |------------------------------------------------------------------|
A       |                         *&                      #                |
        |               *&                                                 |
R       |                #        #                       *           *    |
    100 |---*&#------------------------------------------------------------|
S       |                                                                  |
        |                                                                  |
        |                                                                  |
     50 |------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
       0|----|----------|---------|-----------|-----------|-----------|----|
            1990       1991      1992        1993        1994        1995


        * = SELAS CORPORATION OF AMERICA                 & = S & P 500 INDEX
                               # = AMEX CAPITAL GOODS INDEX


                                                         Five Year Total Return
                                       ----------------------------------------------------------
                                       1990       1991      1992       1993       1994       1995
                                       ----       ----      ----       ----       ----       ----
   SELAS CORPORATION OF AMERICA   *    $100       $125      $134      $161       $118        $119
                S & P 500 INDEX   &     100        130       140       156        158         217
       AMEX CAPITAL GOODS INDEX   #     100        121       122       151        146         212


BOARD AND COMMITTEE MATTERS

   The Corporation's Board of Directors met nine times in 1995. Directors who are not officers of the Corporation receive an annual retainer of $20,000 plus $800 per Board or Committee meeting attended on a particular day and $400 for each additional Board or Committee meeting attended on the same day.

   The Board of Directors has standing Audit and Compensation Committees. There is no standing Nominating Committee.

   The Audit Committee, comprised of Mr. Austin, Chairman, and Messrs. Bissinger and Whitney, met two times in 1995. The Audit Committee receives information from the outside auditors and from management of the Corporation relating to the Corporation's financial statements and considers recommendations of the auditors and financial management as to audit and accounting matters.

   The Compensation Committee, comprised of Mr. Dunleavy, Chairman, and Messrs. Bissinger, Carriker and Whitney, met two times during 1995. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning officer compensation and officer and employee bonus programs and administers the Corporation's 1994 Stock Option Plan.

SHAREHOLDER PROPOSALS

   Under Securities and Exchange Commission rules, certain shareholder proposals may be included in the Corporation's proxy statement. Any shareholder desiring to have such a proposal included in the Corporation's proxy statement for the Annual Meeting to be held in 1997 must deliver a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to the Corporation's executive offices not later than November 18, 1996.

OTHER MATTERS

   The management of the Corporation knows of no matters other than those stated above to come before the meeting. However, if any other matters should properly come before the meeting, the enclosed proxy confers discretionary authority with respect thereto.

   The cost of printing and mailing this notice and soliciting the proxies is to be borne by the Corporation. Employees of the Corporation may solicit proxies by personal interview, mail, telephone and telegraph. The Corporation has retained Hill and Knowlton, Inc. to assist in the solicitation of proxies at an estimated cost of approximately $3,750 plus expenses. The Corporation will request brokerage houses and other nominees to forward soliciting material to the beneficial owners of the shares held of record by such persons. The Corporation will reimburse them for their expenses in doing so.

                                                     Robert W. Ross
                                                     Secretary

                          SELAS CORPORATION OF AMERICA
                          DRESHER, PENNSYLVANIA 19025

          This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned, revoking all prior proxies, hereby appoints STEPHEN F. RYAN AND ROBERT W. ROSS, and either of them, will full power of substitution, as proxies and hereby authorizes them to represent and to vote all the Common Shares of Selas Corporation of America held of record by the undersigned on March 5, 1996 at the annual meeting of shareholders to be held on April 16, 1996 or any adjournment thereof.



  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED
                             POSTAGE PAID ENVELOPE.

                          (continued on reverse side)

                              FOLD AND DETACH HERE

                                            Please mark
                                            your votes as    /X/
                                            indicated in
                                            this example

1. ELECTION OF DIRECTORS.
   The nominees for election are John H. Austin, Jr. and Ralph R. Whitney, Jr.

FOR all nominees        Withhold Authority       To withhold authority to vote
listed above (except    to vote for all          for any individual nominee,
as marked to the        nominees listed          write that nominee's name in
contrary at the right)  above                    the space provided below.

     / /                     / /                 ------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT
   MARWICK LLP AS THE AUDITORS OF THE CORPORATION.

      FOR          AGAINST          ABSTAIN
      / /            / /              / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY, DULY
EXECUTED, WILL BE VOTED AS INSTRUCTED ABOVE.
IF INSTRUCTIONS ARE NOT GIVEN, THEY WILL BE
VOTED FOR THE ELECTION OF DIRECTORS AS SET
FORTH IN THE CORPORATION'S PROXY STATEMENT
AND FOR RATIFICATION OF THE APPOINTMENT OF
AUDITORS.

-----------------------------------------------------

-----------------------------------------------------
                 Signature

Your signature should appear exactly as your name appears in the space to the left. For joint accounts, any co-owner may sign. When signing in a fiduciary or representative capacity, please give your full title as such.

Date                                            , 1996
    --------------------------------------------


                              FOLD AND DETACH HERE